Exhibit 99.1

Grace News
Media Relations Rich Badmington T +1 410.531.4370 rich.badmington@grace.com	Investor Relations Tania Almond T +1 410.531.4590 tania.almond@grace.com

Grace Reports Second Quarter 2015 Results
Adjusted EPS of $1.19; Strong Margin and Cash Flow Performance

•	Adjusted EBIT of $156.8 million up 5% at constant currency

•	Adjusted Free Cash Flow of $199.7 million up 9% year-to-date

•	Grace's low cash tax rate resulted in a favorable impact to cash flow of $40.3 million year-to-date, equivalent to $0.55 per share

•	Plan to separate Grace into two industry-leading public companies on track

COLUMBIA, MD - July 29, 2015 - W. R. Grace & Co. (NYSE: GRA) announced second quarter net income of $57.4 million, or $0.78 per diluted share. Net income for the prior-year quarter was $136.2 million, or $1.77 per diluted share. Grace recognized a discrete tax benefit of $53.2 million, or $0.69 per diluted share, in the prior-year quarter compared with a discrete tax expense of $11.9 million, or $0.16 per share, in the second quarter.

“I’m pleased with our results for the second quarter given the uneven economic environment and currency headwinds," said Fred Festa, Grace’s Chairman and Chief Executive Officer. “We delivered strong growth in construction products, expanded margins across the company, and produced exceptional cash flow. In addition, we secured strategic commercial positions in catalysts, and are on track with our separation into two industry leading public companies.”

Second Quarter Results
Second quarter net sales of $782.1 million decreased 6.7% compared with the prior-year quarter due to unfavorable currency translation (-7.8%), partially offset by higher sales volumes (+0.3%) and improved pricing (+0.8%).

Segment Gross Margin (which excludes pension costs) of 40.0% increased 140 basis points compared with the prior-year quarter. The increase in gross margin primarily was due to lower manufacturing costs, improved pricing and improved product mix.

Adjusted EBIT of $156.8 million decreased 5.6% from the prior-year quarter, and increased approximately 4.8% at constant currency. Adjusted EBIT margin of 20.0% increased 20 basis points compared with the prior-year quarter.

Adjusted EBIT Return On Invested Capital was 31.6% on a trailing four-quarter basis, compared with 27.4% as of June 30, 2014.

Six Month Results
For the six months ended June 30, 2015, net sales of $1,502.7 million decreased 5.0% compared with the prior-year period due to unfavorable currency translation (-6.9%), partially offset by higher sales volumes (+1.2%) and improved pricing (+0.7%).

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Segment Gross Margin (which excludes pension costs) of 38.5% increased 100 basis points compared with the prior-year period. The increase in gross margin primarily was due to lower manufacturing costs, improved pricing and improved product mix.

Adjusted EBIT of $273.8 million decreased 1.3% from the prior-year period, and increased approximately 8.8% at constant currency. Adjusted EBIT margin of 18.2% increased 70 basis points compared with the prior-year period.

Grace Catalysts Technologies
Second quarter sales for the Catalysts Technologies operating segment, which includes specialty catalysts and additives for refinery, plastics and other chemical process applications, and polypropylene process technology, were $289.3 million, a decrease of 7.6% compared with the prior-year quarter due to unfavorable currency translation (-6.0%) and lower sales volumes (-1.5%) and pricing (-0.1%).

Lower licensing sales accounted for 1.2 points of the lower sales volume, and lower catalyst sales volumes accounted for 0.3 points of the decrease. Sales volumes in refining catalysts decreased during the quarter, largely offset by increased sales volumes in specialty catalysts.

Segment gross margin was 43.3% compared with 43.6% in the prior-year quarter. The decrease in gross margin primarily was due to a decline in licensing sales, partially offset by lower manufacturing costs.

Segment operating income of $86.6 million decreased 11.2%, or approximately 4.8% at constant currency. Segment operating margin was 29.9%, a decrease of 120 basis points compared with the prior-year quarter. The decreases were primarily due to lower licensing sales. The ART joint venture contributed $2.3 million to segment operating income compared with $3.1 million in the prior-year quarter.

Grace Materials Technologies
Second quarter sales for the Materials Technologies operating segment, which includes engineered materials for consumer, industrial, coatings and pharmaceutical applications, and Darex packaging technologies, were $204.2 million, a decrease of 13.5% compared with the prior-year quarter due to unfavorable currency translation (-10.7%) and lower sales volumes (-3.6%), partially offset by improved pricing (+0.8%).

Sales volumes increased in North America and developed Asia, but were more than offset by decreased sales volumes in Europe, Latin America and emerging Asia.

Segment gross margin was 37.2%, an increase of 220 basis points compared with the prior-year quarter. The increase in gross margin was primarily due to lower manufacturing costs, better product mix, and improved pricing.

Segment operating income of $45.7 million decreased 8.0%, and increased approximately 4.5% at constant currency. The benefit of improved segment gross margin was more than offset by lower sales volumes and unfavorable currency translation. Segment operating margin was 22.4%, an increase of 130 basis points from the prior-year quarter.

Grace Construction Products
Second quarter sales for the Construction Products operating segment, which includes Specialty Construction Chemicals (SCC) products and Specialty Building Materials (SBM) products used in commercial, infrastructure, and residential construction, were $288.6 million, unchanged from the prior-year quarter. Higher sales volumes (+5.6%) and improved pricing (+1.8%) were offset by unfavorable currency translation (-7.4%).

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SCC and SBM sales volumes increased 2.8% and 10.0%, respectively. Segment sales increased more than 10% in North America and emerging Asia.

Segment gross margin of 38.6% increased 240 basis points compared with the prior-year quarter primarily due to better sales volumes and mix, improved pricing, and lower manufacturing costs, including the effect of a change in classification of certain costs from cost of goods sold to operating expenses.

Segment operating income of $53.9 million increased 19.8%, and approximately 34.8% at constant currency, primarily due to higher gross profit and lower operating expenses. Segment operating margin was 18.7%, an increase of 310 basis points from the prior-year quarter.

Other Expenses in Adjusted EBIT
Total corporate costs were $23.1 million for the second quarter, an increase of $0.3 million.

Certain pension costs of $6.3 million decreased $1.7 million compared with the prior-year quarter primarily due to lower interest costs.

Restructuring and Repositioning Expenses
Restructuring expenses were $4.4 million for the second quarter, primarily related to work force reductions initiated in the first quarter.

Repositioning expenses were $13.4 million for the second quarter, including $9.7 million of third party costs and $3.7 million of employee-related costs, primarily due to the company’s planned separation into two independent companies.

Interest Expense
Net interest expense was $24.9 million for the second quarter compared with $24.2 million for the prior-year quarter. The weighted average cash interest rate for the second quarter was 4.1%.

Income Taxes
Income taxes on adjusted pre-tax income were recorded at a global effective tax rate of 34.2%. Grace generally has not had to pay U.S. federal income taxes in recent years due to available tax deductions and credits that fully offset its U.S. tax liability. Grace recognized discrete tax expense of $11.9 million, or $0.16 per share, primarily related to the separation in the second quarter.

Income taxes paid in cash, net of refunds, were $22.4 million during the six months, or approximately 12% of income before income taxes. For the six months ended June 30, 2015, Grace's low cash tax rate, compared to its effective tax rate, resulted in a favorable impact to cash flow of $40.3 million, equivalent to $0.55 per share.

Cash Flow
Net cash used for operating activities for the six months ended June 30, 2015, was $244.1 million compared with net cash used for operating activities of $1.19 billion in the prior year. In the 2014 first quarter, Grace paid $1.37 billion in connection with its emergence from Chapter 11. In the 2015 first quarter, Grace paid $490 million to repurchase the warrant issued at emergence.

Adjusted Free Cash Flow was $199.7 million for the six months ended June 30, 2015, an increase of 9% compared with the prior-year period.

Share Repurchase Program
In the second quarter, Grace spent $53.1 million to repurchase approximately 542,000 shares of its outstanding common stock at an average price of $98.00. Through June 30, Grace spent $108.7 million

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to repurchase approximately 1.1 million shares under its second $500 million share repurchase authorization.

2015 Outlook
As of July 29, 2015, Grace is tightening its outlook within its original range. 2015 Adjusted EBIT is now expected to be in the range of $675 million to $685 million on a constant currency basis, an increase of 8% to 9% compared with 2014. The company expects 2015 Adjusted EBITDA to be in the range of $815 million to $825 million on a constant currency basis, an increase of approximately 7% to 8% compared with 2014. The company expects Adjusted EPS to be in the range of $5.15 to $5.25 per share on a constant currency basis, an increase of 16% to 19% over 2014. The company estimates the currency headwind to Adjusted EBIT to be approximately $60 million and to Adjusted EPS to be approximately $0.55 per share.

The company continues to expect 2015 Adjusted Free Cash Flow to be at least $430 million, including a favorable impact to 2015 cash flow of approximately $95 million, equivalent to $1.30 per share, due to Grace's low cash tax rate compared with its expected effective tax rate.

The company is unable to make an estimate of the amount of the annual mark-to-market pension adjustment or 2015 net income.

Update on Separation into Two Companies
On February 5, 2015, Grace announced its plan to separate into two independent, publicly traded companies. The company is on track to complete the separation in the first quarter of 2016.

Investor Call
Grace will discuss these results during an investor conference call and webcast today starting at 11:00 a.m. ET. To access the call and webcast, interested participants should go to the Investors portion of the company's website, www.grace.com, and click on the webcast link.

Those without access to the Internet can participate by dialing +1 855.830.2314 (U.S.) or +1 330.863.3314 (International). The participant passcode is 77509330. Investors are advised to dial into the call at least ten minutes early in order to register.

An audio replay will be available after 3:00 p.m. ET on July 29. For one week, the replay will be accessible by dialing +1 855.859.2056 (U.S.) or +1 404.537.3406 (International) and entering the participant passcode 77509330. The webcast replay or transcript will be available for one year on the company's website.

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About Grace
Built on talent, technology, and trust, Grace is a leading global supplier of catalysts; engineered and packaging materials; and specialty construction chemicals and building materials. The company’s three industry-leading business segments—Grace Catalysts Technologies, Grace Materials Technologies, and Grace Construction Products—provide innovative products, technologies, and services that improve the products and processes of our customer partners in over 150 countries around the world. Grace employs approximately 6,500 people in over 40 countries and had 2014 net sales of $3.2 billion. More information is available at grace.com.

This announcement contains forward-looking statements, that is, information related to future, not past, events. Such statements generally include the words “believes,” “plans,” “intends,” “targets,” “will,” “expects,” “suggests,” “anticipates,” “outlook,” “continues,” or similar expressions. Forward-looking statements include, without limitation, expected financial positions; results of operations; cash flows; financing plans; business strategy; operating plans; capital and other expenditures; competitive positions; growth opportunities for existing products; benefits from new technology and cost reduction initiatives, plans and objectives; and markets for securities. For these statements, Grace claims the protection of the safe harbor for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act. Like other businesses, Grace is subject to risks and uncertainties that could cause its actual results to differ materially from its projections or that could cause other

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forward-looking statements to prove incorrect. Factors that could cause actual results to materially differ from those contained in the forward-looking statements include, without limitation: risks related to foreign operations, especially in emerging regions; the cost and availability of raw materials and energy; the effectiveness of its research and development and growth investments; acquisitions and divestitures of assets and gains and losses from dispositions; developments affecting Grace’s outstanding indebtedness; developments affecting Grace's funded and unfunded pension obligations; its legal and environmental proceedings; uncertainties that may delay or negatively impact the separation transaction or cause the separation transaction to not occur at all; uncertainties related to the company’s ability to realize the anticipated benefits of the separation transaction; the inability to establish or maintain certain business relationships and relationships with customers and suppliers  or the inability to retain key personnel during the period leading up to and following the separation transaction; costs of compliance with environmental regulation; and those additional factors set forth in Grace's most recent Annual Report on Form 10-K, quarterly report on Form 10-Q and current reports on Form 8-K, which have been filed with the Securities and Exchange Commission and are readily available on the Internet at www.sec.gov. Reported results should not be considered as an indication of future performance. Readers are cautioned not to place undue reliance on Grace's projections and forward-looking statements, which speak only as the date thereof. Grace undertakes no obligation to publicly release any revision to the projections and forward-looking statements contained in this announcement, or to update them to reflect events or circumstances occurring after the date of this announcement.

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W. R. Grace & Co. and Subsidiaries
Consolidated Statements of Operations (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions, except per share amounts)	2015	2014	2015	2014
Net sales	$782.1	$838.0	$1,502.7	$1,582.5
Cost of goods sold	471.5	517.1	933.8	992.4
Gross profit	310.6	320.9	568.9	590.1
Selling, general and administrative expenses	135.9	144.0	273.1	280.8
Research and development expenses	17.9	20.3	35.8	40.8
Interest expense and related financing costs	24.8	11.1	49.6	22.3
Interest accretion on deferred payment obligations	0.2	13.6	0.4	21.8
Chapter 11 expenses, net	1.6	3.0	3.2	9.1
Repositioning expense	13.4	—	20.3	—
Gain on termination of postretirement plans	—	(7.9)	—	(7.9)
Equity in earnings of unconsolidated affiliate	(2.3)	(3.1)	(8.5)	(6.8)
Other (income) expense, net	8.0	10.9	2.4	20.9
Total costs and expenses	199.5	191.9	376.3	381.0
Income before income taxes	111.1	129.0	192.6	209.1
(Provision for) benefit from income taxes	(53.6)	7.7	(82.3)	(22.1)
Net income	57.5	136.7	110.3	187.0
Less: Net income attributable to noncontrolling interests	(0.1)	(0.5)	(0.2)	(0.7)
Net income attributable to W. R. Grace & Co. shareholders	$57.4	$136.2	$110.1	$186.3
Earnings Per Share Attributable to W. R. Grace & Co. Shareholders
Basic earnings per share:
Net income attributable to W. R. Grace & Co. shareholders	$0.79	$1.79	$1.51	$2.44
Weighted average number of basic shares	72.6	75.9	72.7	76.5
Diluted earnings per share:
Net income attributable to W. R. Grace & Co. shareholders	$0.78	$1.77	$1.50	$2.40
Weighted average number of diluted shares	73.2	76.8	73.3	77.5

The Notes to the Financial Information are included as part of the Earnings Release.

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W. R. Grace & Co. and Subsidiaries
Analysis of Operations (unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
(In millions, except per share amounts)	2015	2014	% Change	2015	2014	% Change
Net sales:
Catalysts Technologies	$289.3	$313.2	(7.6)%	$570.3	$597.7	(4.6)%
Materials Technologies	204.2	236.1	(13.5)%	404.5	455.9	(11.3)%
Construction Products	288.6	288.7	—%	527.9	528.9	(0.2)%
Total Grace net sales	$782.1	$838.0	(6.7)%	$1,502.7	$1,582.5	(5.0)%
Net sales by region:
North America	$274.2	$260.3	5.3%	$506.6	$482.9	4.9%
Europe Middle East Africa	242.5	289.8	(16.3)%	477.7	564.7	(15.4)%
Asia Pacific	185.7	190.1	(2.3)%	362.3	355.0	2.1%
Latin America	79.7	97.8	(18.5)%	156.1	179.9	(13.2)%
Total net sales by region	$782.1	$838.0	(6.7)%	$1,502.7	$1,582.5	(5.0)%
Profitability performance measures:
Adjusted EBIT(A)(B):
Catalysts Technologies segment operating income	$86.6	$97.5	(11.2)%	$160.3	$168.7	(5.0)%
Materials Technologies segment operating income	45.7	49.7	(8.0)%	86.7	95.2	(8.9)%
Construction Products segment operating income	53.9	45.0	19.8%	83.3	70.4	18.3%
Corporate costs	(23.1)	(22.8)	(1.3)%	(43.7)	(45.3)	3.5%
Gain on termination of postretirement plans related to current businesses	—	4.7	NM	—	4.7	NM
Certain pension costs(C)	(6.3)	(8.0)	21.3%	(12.8)	(16.3)	21.5%
Adjusted EBIT	156.8	166.1	(5.6)%	273.8	277.4	(1.3)%
(Costs) benefit related to Chapter 11 and asbestos, net	(2.7)	(1.5)		7.0	(17.0)
Pension MTM adjustment and other related costs, net	—	—		(4.7)	4.8
Gain on termination of postretirement plans related to divested businesses	—	3.2		—	3.2
Restructuring expenses and asset impairments	(4.4)	(11.7)		(13.9)	(12.4)
Repositioning expenses	(13.4)	—		(20.3)	—
Gain on sale of product line	—	0.2		—	0.2
Income and expense items related to divested businesses	(0.4)	(3.6)		0.3	(4.7)
Interest expense, net	(24.9)	(24.2)	(2.9)%	(49.8)	(43.1)	(15.5)%
Provision for income taxes	(53.6)	7.7	NM	(82.3)	(22.1)	NM
Net income attributable to W. R. Grace & Co. shareholders	$57.4	$136.2	(57.9)%	$110.1	$186.3	(40.9)%
Diluted EPS (GAAP)	$0.78	$1.77	(55.9)%	$1.50	$2.40	(37.5)%
Adjusted EPS (non-GAAP)	$1.19	$1.22	(2.5)%	$2.01	$1.99	1.0%

The Notes to the Financial Information are included as part of the Earnings Release.

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W. R. Grace & Co. and Subsidiaries
Analysis of Operations (unaudited) (continued)

	Three Months Ended June 30,			Six Months Ended June 30,
(In millions)	2015	2014	% Change	2015	2014	% Change
Profitability performance measures (A)(B)(C):
Gross margin:
Catalysts Technologies	43.3%	43.6%	(0.3) pts	41.1%	41.4%	(0.3) pts
Materials Technologies	37.2%	35.0%	2.2 pts	36.2%	34.9%	1.3 pts
Construction Products	38.6%	36.2%	2.4 pts	37.3%	35.4%	1.9 pts
Segment Gross Margin	40.0%	38.6%	1.4 pts	38.5%	37.5%	1.0 pts
Pension costs in cost of goods sold	(0.3)%	(0.3)%	0.0 pts	(0.6)%	(0.2)%	(0.4) pts
Total Grace	39.7%	38.3%	1.4 pts	37.9%	37.3%	0.6 pts
Adjusted profitability performance measures (A)(B)(C):
Adjusted EBIT:
Catalysts Technologies	$86.6	$97.5	(11.2)%	$160.3	$168.7	(5.0)%
Materials Technologies	45.7	49.7	(8.0)%	86.7	95.2	(8.9)%
Construction Products	53.9	45.0	19.8%	83.3	70.4	18.3%
Corporate	(29.4)	(26.1)	(12.6)%	(56.5)	(56.9)	0.7%
Total Grace	156.8	166.1	(5.6)%	273.8	277.4	(1.3)%
Depreciation and amortization:
Catalysts Technologies	$17.0	$16.4	3.7%	$34.1	$33.0	3.3%
Materials Technologies	7.3	8.1	(9.9)%	14.8	16.1	(8.1)%
Construction Products	7.3	7.8	(6.4)%	14.7	15.4	(4.5)%
Corporate	1.7	1.7	—%	3.2	3.5	(8.6)%
Total Grace	33.3	34.0	(2.1)%	66.8	68.0	(1.8)%
Adjusted EBITDA:
Catalysts Technologies	$103.6	$113.9	(9.0)%	$194.4	$201.7	(3.6)%
Materials Technologies	53.0	57.8	(8.3)%	101.5	111.3	(8.8)%
Construction Products	61.2	52.8	15.9%	98.0	85.8	14.2%
Corporate	(27.7)	(24.4)	(13.5)%	(53.3)	(53.4)	0.2%
Total Grace	190.1	200.1	(5.0)%	340.6	345.4	(1.4)%
Adjusted EBIT margin:
Catalysts Technologies	29.9%	31.1%	(1.2) pts	28.1%	28.2%	(0.1) pts
Materials Technologies	22.4%	21.1%	1.3 pts	21.4%	20.9%	0.5 pts
Construction Products	18.7%	15.6%	3.1 pts	15.8%	13.3%	2.5 pts
Total Grace	20.0%	19.8%	0.2 pts	18.2%	17.5%	0.7 pts
Adjusted EBITDA margin:
Catalysts Technologies	35.8%	36.4%	(0.6) pts	34.1%	33.7%	0.4 pts
Materials Technologies	26.0%	24.5%	1.5 pts	25.1%	24.4%	0.7 pts
Construction Products	21.2%	18.3%	2.9 pts	18.6%	16.2%	2.4 pts
Total Grace	24.3%	23.9%	0.4 pts	22.7%	21.8%	0.9 pts

The Notes to the Financial Information are included as part of the Earnings Release.

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W. R. Grace & Co. and Subsidiaries
Analysis of Operations (unaudited) (continued)

	Six Months Ended June 30,
(In millions)	2015	2014
Cash flow measure (A):
Net cash used for operating activities	$(244.1)	$(1,186.3)
Capital expenditures	(73.9)	(81.5)
Free Cash Flow	(318.0)	(1,267.8)
Cash paid for Chapter 11 and asbestos, including accounts payable	492.8	1,368.7
Cash paid for restructuring	8.5	3.4
Cash paid for repositioning	10.1	—
Capital expenditures related to repositioning	0.8	—
Accelerated defined benefit pension plan contributions	—	75.0
Cash paid for legacy items	5.5	4.1
Adjusted Free Cash Flow	$199.7	$183.4

	Four Quarters Ended June 30,
(In millions)	2015	2014
Calculation of Adjusted EBIT Return On Invested Capital (trailing four quarters):
Adjusted EBIT	$622.6	$558.1
Invested Capital:
Trade accounts receivable	480.9	539.9
Inventories	322.8	334.6
Accounts payable	(273.0)	(311.5)
	530.7	563.0
Other current assets (excluding income taxes)	80.7	79.9
Properties and equipment, net	825.4	835.2
Goodwill	444.8	467.7
Technology and other intangible assets, net	273.6	305.2
Investment in unconsolidated affiliate	108.7	102.7
Other assets (excluding capitalized financing fees)	25.2	41.4
Other current liabilities (excluding income taxes, environmental remediation related to asbestos and divested businesses, Chapter 11, restructuring, and accrued interest)	(244.2)	(258.8)
Other liabilities (excluding environmental remediation related to asbestos and divested businesses)	(75.4)	(101.6)
Total invested capital	$1,969.5	$2,034.7
Adjusted EBIT Return On Invested Capital	31.6%	27.4%

The Notes to the Financial Information are included as part of the Earnings Release.

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W. R. Grace & Co. and Subsidiaries
Consolidated Statements of Cash Flows (unaudited)

	Six Months Ended June 30,
(In millions)	2015	2014
OPERATING ACTIVITIES
Net income	$110.3	$187.0
Reconciliation to net cash used for operating activities:
Depreciation and amortization	66.8	68.0
Equity in earnings of unconsolidated affiliate	(8.5)	(6.8)
Dividends received from unconsolidated affiliate	11.8	11.2
Chapter 11 expenses, net	3.2	9.1
Asbestos and bankruptcy-related charges, net	(8.7)	6.4
Cash paid for Chapter 11 and asbestos	(492.8)	(1,336.5)
Provision for income taxes	82.3	22.1
Cash paid for income taxes, net of refunds	(22.4)	(16.4)
Cash paid for interest on credit arrangements	(46.0)	(11.0)
Defined benefit pension expense	17.5	11.5
Cash paid under defined benefit pension arrangements	(8.6)	(89.1)
Cash paid for restructuring	(8.5)	(3.4)
Cash paid for repositioning	(10.1)	—
Cash paid for environmental remediation	(5.6)	(7.0)
Changes in assets and liabilities, excluding effect of currency translation:
Trade accounts receivable	(20.3)	(57.4)
Inventories	1.3	(39.8)
Accounts payable	35.7	20.3
All other items, net	58.5	45.5
Net cash used for operating activities	(244.1)	(1,186.3)
INVESTING ACTIVITIES
Capital expenditures	(73.9)	(81.5)
Transfer from restricted cash and cash equivalents	—	395.4
Other investing activities	—	(1.6)
Net cash (used for) provided by investing activities	(73.9)	312.3
FINANCING ACTIVITIES
Borrowings under credit arrangements	288.3	1,101.1
Repayments under credit arrangements	(62.5)	(662.2)
Cash paid for debt financing costs	(0.4)	(23.9)
Proceeds from exercise of stock options	21.8	12.5
Cash paid for repurchases of common stock	(108.7)	(233.7)
Other financing activities	0.3	1.1
Net cash provided by financing activities	138.8	194.9
Effect of currency exchange rate changes on cash and cash equivalents	(11.4)	(1.8)
Decrease in cash and cash equivalents	(190.6)	(680.9)
Cash and cash equivalents, beginning of period	557.5	964.8
Cash and cash equivalents, end of period	$366.9	$283.9

The Notes to the Financial Information are included as part of the Earnings Release.

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W. R. Grace & Co. and Subsidiaries
Consolidated Balance Sheets (unaudited)

(In millions, except par value and shares)	June 30, 2015	December 31, 2014
ASSETS
Current Assets
Cash and cash equivalents	$366.9	$557.5
Trade accounts receivable, less allowance of $7.0 (2014—$5.8)	480.9	481.1
Inventories	322.8	332.8
Deferred income taxes	244.0	235.4
Other current assets	88.9	84.1
Total Current Assets	1,503.5	1,690.9
Properties and equipment, net of accumulated depreciation and amortization of $1,771.0 (2014—$1,818.4)	825.4	833.5
Goodwill	444.8	452.9
Technology and other intangible assets, net	273.6	288.0
Deferred income taxes	552.2	612.0
Overfunded defined benefit pension plans	45.6	44.1
Investment in unconsolidated affiliate	108.7	113.1
Other assets	60.2	60.7
Total Assets	$3,814.0	$4,095.2
LIABILITIES AND EQUITY
Current Liabilities
Debt payable within one year	$76.8	$96.8
Accounts payable	273.0	255.3
PI warrant liability	—	490.0
Other current liabilities	339.0	340.0
Total Current Liabilities	688.8	1,182.1
Debt payable after one year	2,146.5	1,919.0
Deferred income taxes	18.5	19.3
Income tax contingencies	24.2	24.0
Underfunded and unfunded defined benefit pension plans	438.6	457.5
Other liabilities	112.1	124.3
Total Liabilities	3,428.7	3,726.2
Equity
Common stock issued, par value $0.01; 300,000,000 shares authorized; outstanding: 72,418,302 (2014—72,922,565)	0.7	0.7
Paid-in capital	491.1	526.1
Retained earnings	402.2	292.1
Treasury stock, at cost: shares: 5,038,323 (2014—4,524,688)	(475.9)	(429.2)
Accumulated other comprehensive loss	(36.8)	(23.8)
Total W. R. Grace & Co. Shareholders' Equity	381.3	365.9
Noncontrolling interests	4.0	3.1
Total Equity	385.3	369.0
Total Liabilities and Equity	$3,814.0	$4,095.2

The Notes to the Financial Information are included as part of the Earnings Release.

11 grace.com	Talent | Technology | Trust™

W. R. Grace & Co. and Subsidiaries
Adjusted Earnings Per Share (unaudited)

	Three Months Ended June 30,
	2015				2014
(In millions, except per share amounts)	Pre- Tax	Tax Effect	After- Tax	Per Share	Pre- Tax	Tax Effect	After- Tax	Per Share
Diluted Earnings Per Share (GAAP)				$0.78				$1.77
Costs related to Chapter 11 and asbestos, net	$2.7	$1.0	$1.7	0.02	$1.5	$0.4	$1.1	0.01
Gain on termination of postretirement plans related to divested businesses	—	—	—	—	(3.2)	(1.1)	(2.1)	(0.03)
Restructuring expenses and asset impairments	4.4	1.1	3.3	0.05	11.7	2.5	9.2	0.12
Repositioning expenses	13.4	0.5	12.9	0.18	—	—	—	—
Gain on sale of product line	—	—	—	—	(0.2)	(0.1)	(0.1)	—
Income and expense items related to divested businesses	0.4	0.2	0.2	—	3.6	0.7	2.9	0.04
Discrete tax items:
Discrete tax items, including adjustments to uncertain tax positions		(11.9)	11.9	0.16		53.2	(53.2)	(0.69)
Adjusted EPS (non-GAAP)				$1.19				$1.22

Certain items included in Adjusted EPS:
Interest accretion on deferred payment obligations				$—				$0.12
Gain on termination of postretirement plans related to current businesses				—				(0.04)
Differential between effective tax rate and cash tax rate				0.32				0.54
Total				$0.32				$0.62

	Six Months Ended June 30,
	2015				2014
(In millions, except per share amounts)	Pre- Tax	Tax Effect	After- Tax	Per Share	Pre- Tax	Tax Effect	After- Tax	Per Share
Diluted Earnings Per Share (GAAP)				$1.50				$2.40
(Benefit) costs related to Chapter 11 and asbestos, net	$(7.0)	$(2.6)	$(4.4)	(0.06)	$17.0	$5.5	$11.5	0.15
Pension MTM adjustment and other related costs, net	4.7	1.7	3.0	0.04	(4.8)	(1.8)	(3.0)	(0.04)
Gain on termination of postretirement plans related to divested businesses	—	—	—	—	(3.2)	(1.1)	(2.1)	(0.03)
Restructuring expenses and asset impairments	13.9	4.7	9.2	0.13	12.4	2.7	9.7	0.13
Repositioning expenses	20.3	3.8	16.5	0.23	—	—	—	—
Gain on sale of product line	—	—	—	—	(0.2)	(0.1)	(0.1)	—
Income and expense items related to divested businesses	(0.3)	(0.1)	(0.2)	—	4.7	1.5	3.2	0.04
Discrete tax items:
Discrete tax items, including adjustments to uncertain tax positions		(12.2)	12.2	0.17		51.2	(51.2)	(0.66)
Adjusted EPS (non-GAAP)				$2.01				$1.99

Certain items included in Adjusted EPS:
Interest accretion on deferred payment obligations				$—				$0.18
Gain on termination of postretirement plans related to current businesses				—				(0.04)
Differential between effective tax rate and cash tax rate				0.55				0.91
Total				$0.55				$1.05

The Notes to the Financial Information are included as part of the Earnings Release.

12 grace.com	Talent | Technology | Trust™

W. R. Grace & Co. and Subsidiaries
Notes to the Financial Information
(A): In the above charts, Grace presents its results of operations by operating segment and for adjusted operations. Adjusted EBIT means net income adjusted for: interest income and expense; income taxes; costs related to Chapter 11 and asbestos; restructuring and repositioning expenses and related asset impairments; pension costs other than service and interest costs, expected returns on plan assets, and amortization of prior service costs/credits; income and expense items related to divested businesses, product lines, and certain other investments; gains and losses on sales of businesses, product lines, and certain other investments; and certain other unusual or infrequent items that are not representative of underlying trends. Adjusted EBITDA means Adjusted EBIT adjusted for depreciation and amortization. Grace uses Adjusted EBIT as a performance measure in significant business decisions. Adjusted Free Cash Flow means net cash provided by or used for operating activities minus capital expenditures plus cash flows related to Chapter 11 and asbestos, cash paid for restructuring and repositioning, capital expenditures related to repositioning, accelerated payments under defined benefit pension arrangements, and expenditures for legacy items. Grace uses Adjusted Free Cash Flow as a liquidity measure to evaluate its ability to generate cash to support its ongoing business operations, to invest in its businesses, and to provide a return of capital to shareholders. Adjusted EPS means Diluted EPS adjusted for costs related to Chapter 11 and asbestos; restructuring and repositioning expenses and related asset impairments; pension costs other than service and interest costs, expected returns on plan assets, and amortization of prior service costs/credits; income and expense items related to divested businesses, product lines, and certain other investments; gains and losses on sales of businesses, product lines, and certain other investments; certain other unusual or infrequent items that are not representative of underlying trends; and certain discrete tax items. Adjusted EBIT Return On Invested Capital means Adjusted EBIT divided by the sum of net working capital, properties and equipment and certain other assets and liabilities. Segment Gross Margin means gross margin adjusted for pension-related costs included in cost of goods sold. Adjusted EBIT, Adjusted EBITDA, Adjusted Free Cash Flow, Adjusted EPS, Adjusted EBIT Return On Invested Capital, and Segment Gross Margin do not purport to represent income or liquidity measures as defined under United States generally accepted accounting principles, and should not be considered as alternatives to such measures as an indicator of Grace's performance. These measures are provided to distinguish the operating results of Grace's current business base from the costs of Grace's Chapter 11 proceedings, asbestos liabilities, restructuring and repositioning activities, and divested businesses.

(B): Grace's segment operating income includes only Grace's share of income from consolidated and unconsolidated joint ventures.

(C): Certain pension costs include only ongoing costs recognized quarterly, which include service and interest costs, expected returns on plan assets, and amortization of prior service costs/credits. Catalysts Technologies, Materials Technologies, and Construction Products segment operating income and corporate costs do not include any amounts for pension expense. Other pension related costs including annual mark-to-market adjustments and actuarial gains and losses are excluded from Adjusted EBIT. These amounts are not used by management to evaluate the performance of Grace's businesses and significantly affect the peer-to-peer and period-to-period comparability of our financial results. Mark-to-market adjustments and actuarial gains and losses relate primarily to changes in financial market values and actuarial assumptions and are not directly related to the operation of Grace's businesses.

NM - Not Meaningful

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